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                                                                    EXHIBIT 99.4

                   Consent of Morgan Lewis Githens & Ahn, Inc.




May 8, 2002


Board of Directors
Kroll Inc.
900 Third Avenue
New York, New York 10022

Gentlemen:

We hereby consent to the references to this firm under the captions "Summary -- The Merger," "The Merger -- Background of the Merger" and "The Merger -- Opinion of Financial Advisor to Kroll" in the Amendment No. 1 to the Registration Statement on Form S-4 filed by Kroll Inc. relating to the issuance of its shares in connection with that certain Agreement and Plan of Reorganization, dated as of April 1, 2002, as amended (the "Agreement and Plan of Reorganization"), by and among Kroll, Inc., ONTRACK Data International, Inc. and others. We further consent to the filing as exhibits to such Amendment No. 1 to the Registration Statement and to the use in annexes to the joint proxy statement forming a part of such Amendment No. 1 to the Registration Statement of the opinions issued by this firm in connection with the transactions contemplated by the Agreement and Plan of Reorganization.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations adopted by the Securities and Exchange Commission (the "Commission") thereunder, nor do we admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,


                                            /s/ MORGAN LEWIS GITHENS & AHN, INC.